Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Director of Marketing
(631)537-1001, ext. 263

BRIDGE BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

(Bridgehampton, NY — September 16, 2003) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTCBB:BDGE), the holding company for The Bridgehampton National Bank, on September 15, 2003 announced the declaration of a quarterly dividend of $0.20 per share. On a quarterly and year to date basis, dividends per share have increased 33.3% and 22.3%, respectively, over last year.

Continuing the Company’s trend of uninterrupted dividends, the dividend will be payable on October 21, 2003 to shareholders of record as of September 30, 2003. Shares of Bridge Bancorp, Inc. continue to provide a competitive dividend yield.

Founded in 1910, Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village and Southold.

The Bridgehampton National Bank, which is locally directed and managed, maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on eastern Long Island. The Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing Lender and Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

_________________